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                                                                       EXHIBIT 8



                        [LETTERHEAD OF JENNER & BLOCK]

                               November 18, 1996

Tenneco Inc.
1275 King Street
Greenwich, Connecticut 06831

Re:  Federal Income Tax Considerations
     ---------------------------------

Dear Ladies and Gentlemen:

          You have requested our opinion as to certain federal income tax matters contained in the Prospectus Supplement dated November 12, 1996 (the "Prospectus Supplement") pursuant to which Tenneco, Inc. ("Tenneco") is offering 6,000,000 shares of its 8 1/4% Cumulative Junior Preferred Stock, Series A. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Prospectus Supplement.

          In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Prospectus and Prospectus Supplement, and such other documents and representations of representatives of Tenneco as we have deemed necessary or appropriate. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed the transactions related to the Transaction, including the issuance of the Series A Preferred Stock, will be consummated as described in the Prospectus and Prospectus Supplement.

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, proposed, temporary and final Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and other authorities as we have considered relevant. We
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Tenneco Inc.
November 18, 1996
Page 2


caution that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions stated herein.

     Based on the foregoing, we are of the opinion that the statements and legal conclusions contained in the Prospectus Supplement under the captions "RECENT TAX PROPOSALS" and "CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF SERIES A PREFERRED STOCK" to the extent that they constitute matters of law or legal conclusions, are correct in all material respects. In addition, we consent to the reference to Jenner & Block in the Prospectus Supplement under the caption "Legal Matters" and to the filing of the opinion as an exhibit to the Current Report on Form 8-K. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

     Except as expressly set forth in the Prospectus or Prospectus Supplement, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Transaction or of any transaction related to the Transaction. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express prior written permission.


                                                 Very truly yours,

                                                 JENNER & BLOCK


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